Exhibit 99.01

INTUIT INC.

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

1.  PURPOSE.  The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and its Subsidiaries by offering them an opportunity to participate in the Company’s future performance through awards of Options, Stock Appreciation Rights (“SARs”), Restricted Stock Awards, and Restricted Stock Units (“RSUs”). Capitalized terms not defined in the text are defined in Section 27.

2.  SHARES SUBJECT TO THE PLAN.

2.1.  Number of Shares Available.

(a) The aggregate number of Shares available for issuance under the Plan is 96,000,000 Shares, subject to adjustment as provided elsewhere in the Plan (“Share Reserve”).

(b) Each Share subject to Options or Stock Appreciation Rights shall reduce the Share Reserve by one Share. Each Share subject to Awards other than Options or Stock Appreciation Rights shall reduce the Share Reserve by two and three-tenths (2.3) Shares. Shares that are subject to Awards that (i) have been canceled or forfeited, or have expired, (ii) have ceased to be subject to an Option or Stock Appreciation Right for any reason other than exercise of such Option or Stock Appreciation Right, (iii) are repurchased or reacquired by the Company from the Participant at the Participant’s original purchase price (if any), (iv) are otherwise not issued under an Award, or (v) are settled in cash shall not reduce the Share Reserve. Shares that again become available for grant under the Plan pursuant to the foregoing sentence shall be added back to the Share Reserve as one (1) Share if such Shares were subject to an Option or Stock Appreciation Right, and as two and three-tenths (2.3) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan. The rules described in the preceding sentences of this Section 2.1(b) regarding counting Shares for the purposes of both reducing and adding back to the Share Reserve shall apply to all Awards effective on and after November 1, 2010, including Awards that are outstanding on such date. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again become available for grant under the Plan if such Shares are: (i) used to pay the exercise price of an Option, (ii) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (iii) delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) repurchased on the open market with the proceeds of an Option exercise or other acquisition of Shares under the terms of an Award.

(c) The Company may issue Shares that are authorized but unissued Shares or treasury Shares, including Shares repurchased by the Company, whether directly from a Participant pursuant to the terms of Awards granted under the Plan or on the open market.

(d) At all times the Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Awards granted under the Plan.

2.2.  Adjustment of Shares.  If the outstanding Shares are affected by a merger, consolidation, reorganization, liquidation, stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, split-up, spin-off, share combination, share exchange, extraordinary dividend or distribution of cash, property and/or securities, or other change in the capital structure of the Company, an adjustment shall be made in (a) the number of Shares (or other securities or property) reserved for issuance under the Plan and the limits that are set forth in Section 2.3; (b) the Exercise Prices of and number of Shares (or other securities or property) subject to outstanding Options and SARs; (c) the number of Shares (or other securities or property) subject to other outstanding Awards, and (d) any performance conditions relating to Awards granted under the Plan, as shall be determined to be appropriate and equitable by the Committee, exercising its authority under Section 4 of the Plan, for the purpose of preventing the dilution or enlargement of rights and privileges under the terms of the Plan or any outstanding Award. Notwithstanding the foregoing, fractions of a Share (or other security) will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share (or other security) or will be rounded to a whole Share (or other security), as determined by the Committee and as permitted under Section 424(a) of the Code.

2.3.  Section 162(m) Award Limits and ISO Limit.  The aggregate number of Shares subject to Awards granted under this Plan in any fiscal year to any one Participant shall not exceed 4,000,000 Shares, other than new employees of the Company or of any Subsidiary, who are eligible to receive up to a maximum of 6,000,000 Shares issuable under Awards granted in the calendar year in which they commence their employment. The aggregate number of Shares that may be issued pursuant to the exercise of ISOs under this Plan shall not exceed 96,000,000 Shares.

2.4.  Assumed or Substituted Awards of Acquired Companies.  In the event that the Company acquires or combines with another company and grants Awards under the Plan in assumption or substitution of outstanding equity awards of such company, the number of Shares authorized for issuance under this Plan shall be increased to the extent necessary to satisfy such assumed or substituted awards (based on the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of the equity securities of the acquired company, and in a manner consistent with Section 424(a) of the Code), and the issuance of Shares pursuant to such assumed or substituted awards shall not reduce the Shares otherwise authorized for issuance under the Plan.

3.  ELIGIBILITY.  ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or of a Subsidiary. All other Awards may be granted to employees (including officers and directors who are also employees) or other individuals who are Non-Employee Directors, consultants or advisors of the Company or any Subsidiary; provided that such consultants or advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities. The Committee (or its designee under Section 4.1(c)) will from time to time determine and designate among the eligible persons who will be granted one or more Awards under the Plan. A person may be granted more than one Award under the Plan.

4.  ADMINISTRATION.

4.1.  Committee Authority.  The Plan shall be administered by the Committee; provided, however, that any power of the Committee also may be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to (i) become subject to (or lose an exemption under) Rule 16b-3 under the Exchange Act, (ii) cause an Award intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code to fail to satisfy such requirements, or (iii) fail to satisfy Rule 5605(d) of the Nasdaq Marketplace Rules (or any successor to such rule or other comparable rule as to which the Company may be required to comply). The Committee will have full power to implement and carry out the Plan and the purposes of the Plan, subject to the terms of the Plan, including but not limited to the authority to:

(a) construe and interpret the Plan, any Award Agreement and any other agreement or document executed pursuant to the Plan or relating to the administration or operation of the Plan;

(b) prescribe, amend and rescind rules and regulations relating to the Plan or any Award, including determining forms and agreements used in connection with the Plan; provided that the Committee may delegate to one or more officers of the Company, including the Chief Executive Officer, the Chief Financial Officer or the officer in charge of Human Resources, the authority to approve revisions to the forms and agreements used in connection with the Plan that are designed to facilitate Plan administration both domestically and abroad, and that are not inconsistent with the Plan or with any resolutions of the Committee relating to the Plan;

(c) select persons to receive Awards; provided that the Committee may delegate to one or more individuals who would be considered “officers” under Section 157(c) of the General Corporation Law of the State of Delaware the authority to grant an Award under the Plan to Participants who are not Insiders within such limit of the total number of Awards which may be granted by such officers established by resolution of the Committee;

(d) determine the terms of Awards;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine whether Awards will be granted singly, in combination, or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or any other incentive or compensation plan of the Company or any Subsidiary;

(g) grant waivers of Plan or Award conditions, including, without limitation, (i) the satisfaction of performance goals under Awards intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code in the event of death, Disability, or a Corporate Transaction, or (ii) the waiver of the termination provisions applicable to Options under Section 5.6(b));

(h) determine the vesting, exercisability, transferability, and payment of Awards, including the authority to accelerate the vesting of Awards;

(i) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;

(j) determine whether an Award has been earned;

(k) establish subplans for the grant of Awards to Participants who are foreign nationals or are employed outside the U.S., which subplans may provide for different terms and conditions applicable to Awards if necessary or desirable to recognize differences in local law or tax policy;

(l) amend the Plan; and

(m) make all other determinations necessary or advisable for the administration of the Plan.

4.2.  Committee Interpretation and Discretion.  Any determination made by the Committee with respect to any Award pursuant to Section 4.1 above shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant. The Committee may delegate to one or more individuals who would be considered “officers” under Section 157(c) of the General Corporation Law of the State of Delaware the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and Participant. Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of immediate taxation and/or tax penalties or additional taxes under Section 409A of the Code.

5.  OPTIONS.  The Committee may grant Options to eligible persons and will determine (a) whether the Options will be ISOs or NQSOs; (b) the number of Shares subject to the Option, (c) the Exercise Price of the Option, (d) the period during which the Option may be exercised, and (e) all other terms and conditions of the Option, subject to the provisions of this Section 5 and the Plan.

5.1.  Form of Option Grant.  Each Option granted under the Plan will be evidenced by a Stock Option Agreement that will expressly identify the Option as an ISO or NQSO. The Stock Option Agreement will be substantially in a form and contain such provisions (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

5.2.  Date of Grant.  The date of grant of an Option will be the date on which the Committee makes the determination and completes all necessary action on its part to grant the Option, unless a later date is otherwise specified by the Committee. The Stock Option Agreement, and a copy of the Plan and the current Prospectus for the Plan (plus any additional documents required to be delivered under applicable laws), will be delivered to the Participant within a reasonable time after the Option is granted. The Stock Option Agreement, the Plan, the Prospectus and other documents may be delivered in any manner (including electronic distribution or posting) that meets applicable legal requirements.

5.3.  Vesting and Expiration Date.  An Option will become vested and exercisable as determined by the Committee and set forth in the Stock Option Agreement governing such Option, subject to the provisions of Section 5.6, and subject to Company policies established by the Committee (or by individuals to whom the Committee has delegated responsibility) from time to time with respect to vesting during leaves of absences. An Option may be granted to allow for its exercisability prior to vesting. Vesting of an Option may be based upon completion of a specified period of service with the Company, the attainment of pre-established performance goals, or such other factors as the Committee determines. The Stock Option Agreement governing such Option shall set forth the last date that the Option may be exercised (the “Expiration Date”), and may provide for automatic exercise of the Option on such Expiration Date if the Exercise Price per Share is less than the Fair Market Value per Share on such Expiration Date and the Participant has not previously exercised the Option, or may provide that in the event that trading in the Company’s stock is prohibited by law, the term of the Option automatically shall be extended until the date that is 30 days after such prohibition is lifted, to the extent that such extension does not cause the Participant to become subject to taxation under Section 409A of the Code. Notwithstanding the foregoing, no Option will be exercisable after seven years from the date the Option is granted; provided that no ISO granted to a Ten Percent Stockholder will be exercisable after five years from the date the Option is granted.

5.4.  Exercise Price.  The Exercise Price of an Option will be determined by the Committee when the Option is granted and may not be less than 100% of the Fair Market Value of the Shares on the date of grant; provided, however, that (i) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant, and (ii) in the event that the Company acquires or combines with another company and grants Awards under the Plan in assumption or substitution of outstanding equity awards of such company, the Exercise Price of such Options may be less than 100% of the Fair Market Value of the Shares on the date of grant if such Exercise Price is based on a formula that meets the requirements of Section 424(a) of the Code set forth in the terms of the awards being assumed or substituted or in the terms of the agreement governing the acquisition transaction. The Exercise Price of an Option may not, directly or indirectly, be reduced without stockholder approval.

5.5.  Procedures for Exercise.  A Participant or Authorized Transferee may exercise Options by following the procedures established by the Company, as communicated and made available to Participants through the stock pages on the Intuit intranet web site, and/or through the Company’s electronic mail system. Payment for the Shares purchased must be made in accordance with Section 10 of the Plan and the Stock Option Agreement.

5.6.  Termination of Employment.

(a) Vesting.  Except as otherwise provided in this Section 5.6(a), an Option will cease to vest on the Participant’s Termination Date. Notwithstanding the foregoing, any Option granted to a Participant who is an employee who has been actively employed by the Company or any Subsidiary for one year or more or who is a director, will vest as to 100% of the Shares subject to such Option if the Participant is Terminated due to Disability or death, unless otherwise provided in such Participant’s Stock Option Agreement. In addition, any Option held by an employee who is Terminated by the Company, or any Subsidiary, within one year following the date of a Corporate Transaction will immediately vest as to such number of Shares as the Participant would have been vested in twelve months after the date of Termination had the Participant remained employed for that twelve month period, unless otherwise provided in such employee’s Stock Option Agreement.

(b) Post-Termination Exercise Period.  Following a Participant’s Termination, any unvested portion of the Participant’s Option shall terminate, and any vested portion of the Participant’s Option may be exercised during the periods set forth below, after which it automatically shall terminate:

(i) no later than 90 days after the Termination Date if a Participant is Terminated for any reason except death or Disability, unless a longer time period, not exceeding five years, is specifically set forth in the Participant’s Stock Option Agreement; provided that no Option may be exercised after the Expiration Date of the Option; or

(ii) no later than (A) twelve months after the Termination Date in the case of Termination due to Disability or (B) eighteen months after the Termination Date in the case of Termination due to death or if a Participant dies within three months after the Termination Date, unless a longer time period, not exceeding five years, is specifically set forth in the Participant’s Stock Option Agreement; provided that no Option may be exercised after the Expiration Date of the Option.

5.7.  Limitations on Exercise.  The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option; provided that the minimum number will not prevent a Participant from exercising an Option for the full number of Shares for which it is then exercisable.

5.8.  Limitations on ISOs.  The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan or any compensatory stock plan of the Company or any parent or Subsidiary under which ISOs may be granted) shall not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Options for the first $100,000 worth of Shares to become exercisable in that calendar year will be ISOs, and the Options for the Shares with a Fair Market Value in excess of $100,000 that become exercisable in that calendar year will be NQSOs. If the Code is amended to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be automatically incorporated into the Plan and will apply to any Options granted after the effective date of the Code’s amendment.

5.9.  Notice of Disqualifying Dispositions of Shares Acquired on Exercise of an ISO.  If a Participant sells or otherwise disposes of any Shares acquired pursuant to the exercise of an ISO on or before the later of (a) the date two years after the Date of Grant, and (b) the date one year after the exercise of the ISO (in either case, a “Disqualifying Disposition”), the Company may require the Participant to immediately notify the Company in writing of such Disqualifying Disposition.

5.10.  Modification, Extension or Renewal.  The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor; provided that any such action may not, without the written consent of the Participant, materially impair any of the Participant’s rights under any Option previously granted; and provided, further that without stockholder approval, the Committee may not reduce the Exercise Price of any outstanding Option. Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 424(h) of the Code.

5.11.  No Disqualification.  Notwithstanding any other provision in the Plan, no term of the Plan relating to ISOs will be interpreted, amended or altered, and no discretion or authority granted under the Plan will be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6.  STOCK APPRECIATION RIGHTS.

6.1.  Awards of SARs.  A Stock Appreciation Right (“SAR”) is an award to an eligible person having a value equal to the value determined by multiplying the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price and the number of Shares with respect to which the SAR is being settled. The SAR may be granted for services to be rendered or for past services already rendered to the Company or any Subsidiary or for any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware. All SARs shall be made pursuant to an Award Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

6.2.  Terms of SARs.  The Committee will determine the terms of a SAR including, without limitation: (a) the number of Shares deemed subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect on each SAR of the Participant’s Termination. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted and may not be less than 100% of Fair Market Value, except under the same circumstances that apply with respect to Options under Section 5.4(ii). The Exercise Price of an outstanding SAR may not be reduced without stockholder approval.

6.3.  Vesting and Expiration Date.  A SAR will be vested and exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. A SAR may be granted to allow for its exercisability prior to vesting. Vesting of a SAR may be based upon completion of a specified period of service with the Company, the attainment of pre-established performance goals, or such other factors as the Committee determines. The Award Agreement shall set forth the last date that the SAR may be exercised (the “Expiration Date”); provided that no SAR will be exercisable after seven years from the date the SAR is granted.

6.4.  Form and Timing of Settlement.  Payment with respect to a SAR shall be made in Shares, or such other consideration as is approved by the Committee.

7.  RESTRICTED STOCK AWARDS.

7.1.  Awards of Restricted Stock.  A Restricted Stock Award is an award to an eligible person of the issuance of Shares for services to be rendered or for past services already rendered to the Company or any Subsidiary or for any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware. All Restricted Stock Awards shall be made pursuant to a Award Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. No payment will be required for Shares awarded pursuant to a Restricted Stock Award. The number of Shares awarded shall be subject to the applicable limit or limits of Section 2.

7.2.  Terms of Restricted Stock Awards.  The Committee will determine the number of Shares to be awarded to the Participant under a Restricted Stock Award and any restrictions thereon. These restrictions may be based upon completion of a specified period of service with the Company or upon satisfaction of performance goals as set out in advance in the Participant’s Award Agreement. If the Restricted Stock Award is to be earned upon the satisfaction of performance goals, the Committee shall: (a) determine the nature, length and starting date of any performance period for the Award; (b) select the performance goals, which may include one or more Performance Factors; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the time that restrictions are lifted with respect to one or more Shares subject to a Restricted Stock Award as a result of satisfaction of the service or performance goals, the Committee may require that the Shares be held by the Company under the terms of an escrow or similar arrangements according to terms determined by the Company and as described further in Section 15 below. The Committee may adjust the performance goals applicable to a Restricted Stock Award during a Performance Period in the manner described in Section 9.3(b) below.

7.3.  Dividends.  A Participant who has received the grant of a Restricted Stock Award shall not be entitled to receive dividends and other distributions paid with respect to Shares subject to such Award during the period during which such Shares are restricted. However, any such dividends or distributions shall be retained by the Company and shall be paid to the Participant at the same time that the Shares which respect to which such dividends or distributions were paid are released from the restrictions of the Award described in Section 7.2 above.

7.4.  Termination of Employment.  If a Participant is Terminated prior to full vesting of a Restricted Stock Award for any reason, then such Participant will be entitled to retain the Shares subject to the Restricted Stock Award only to the extent the restrictions on such Shares have lapsed as of the date of Termination in accordance with the Award Agreement, unless the Committee will determine otherwise, and only then if the lapse of such restrictions would not cause a Restricted Stock Award intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code to fail to satisfy such requirements.

7.5.  83(b) Election.  To the extent a Participant makes an election under Section 83(b) of the Code with respect to a Restricted Stock Award, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election.

8.  RESTRICTED STOCK UNITS

8.1.  Awards of Restricted Stock Units.  Restricted Stock Units (“RSUs”) are Awards denominated in units of Shares under which the issuance of Shares (or the settlement in an equivalent value in cash) is subject to such conditions (including continued employment or other service or the attainment of pre-established performance goals) as the Committee shall determine. All RSUs shall be awarded pursuant to an Award Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

8.2.  Terms of RSUs.  The Committee will determine the terms of a RSU including, without limitation: (a) the number of Shares deemed subject to the RSU; (b) the time or times at which the RSU vests; (c) the consideration to be distributed on settlement, and (d) the effect on each RSU of the Participant’s Termination.

8.3.  Timing of Settlement.  Settlement of a RSU shall be made no later than March 15 of the year following the year of vesting; provided that to the extent permissible under law, the Committee may permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral election satisfy the requirements of Section 409A of the Code.

8.4.  Dividends and Voting Rights.  A Participant shall not be entitled to receive dividends or dividend equivalents, and, shall not be entitled to voting or any other rights as a stockholder with respect to a RSU, unless and until such RSU is settled in Shares.

9.  QUALIFYING PERFORMANCE-BASED COMPENSATION.

9.1.  General.  The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of the performance of the Company and its Subsidiaries or any portion thereof and/or personal performance factors. In addition, the Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Award is granted. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an Award may be reduced, but, in the case of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, not increased, by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

9.2.  Establishment of Performance Goals.  In the case of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the performance goals with respect to such Award not later than ninety (90) days after the commencement of the period of service to which the performance goal relates (or, in the case of performance periods of less than one year, not later than the date upon which 25% of the performance period elapses), provided that the outcome of the performance goal is substantially uncertain at such time.

9.3.  Qualifying Performance Criteria.

(a) For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or growth or other changes in the amount, rate or value of one or more performance criteria, either individually, alternatively or in any combination, applied to the Company as a whole or to one or more business units or Subsidiaries, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous results or to a designated comparison group, either based upon Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and/or amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue or net revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue,

(xx) contract value, (xxi) client renewal rate, (xxii) operating cash flow return on income, or (xxiii) adjusted operating cash flow return on income.

(b) To the extent consistent with Section 162(m) of the Code, the Committee shall (A) appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of restructurings, acquisitions, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principles or the impact of the cumulative effect of accounting changes, all as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) appropriately adjust any evaluation of performance under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company. The purpose of any adjustment on account of the occurrence of any of the foregoing is to keep the probability of achieving the performance goals the same as if the occurrence of the event or circumstances triggering such adjustment had not occurred.

9.4.  Certification by Committee.  The Committee shall certify, in writing, the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

10.  PAYMENT FOR SHARE PURCHASES.

10.1.  Payment.  Payment for Shares purchased pursuant to the Plan may be made by any of the following methods (or any combination of such methods) that are described in the applicable Award Agreement and that are permitted by law:

(a) in cash (by check);

(b) in the case of exercise by the Participant, Participant’s guardian or legal representative or the authorized legal representative of Participant’s heirs or legatees after Participant’s death, by cancellation of indebtedness of the Company to the Participant;

(c) by surrender of shares of the Company’s Common Stock (including by withholding Shares otherwise issuable pursuant to the applicable Award);

(d) in the case of exercise by the Participant, Participant’s guardian or legal representative or the authorized legal representative of Participants’ heirs or legatees after Participant’s death, by waiver of compensation due or accrued to Participant for services rendered;

(e) by tender of property;

(f) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists:

(i) through a “same day sale” commitment from the Participant or Authorized Transferee and an NASD Dealer meeting the requirements of the Company’s “same day sale” procedures and in accordance with law, or

(ii) through a “margin” commitment from Participant or Authorized Transferee and an NASD Dealer meeting the requirements of the Company’s “margin” procedures and in accordance with law; or

(g) any other benefit to the Company determined by the Committee within the meaning of Section 152 of the General Corporation Law of the State of Delaware.

10.2.  Issuance of Shares.  Upon payment of the applicable Exercise Price or purchase price (or a commitment for payment from the NASD Dealer designated by the Participant or Authorized Transferee in the case of an exercise by means of a “same-day sale” or “margin” commitment), and compliance with other conditions and procedures established by the Company for the purchase of shares, the Company shall issue the Shares registered in the name of Participant or Authorized Transferee (or in the name of the NASD Dealer designated by the Participant or Authorized Transferee in the case of an exercise by means of a “same-day sale” or “margin” commitment) and shall deliver certificates representing the Shares (in physical or electronic form, as appropriate). The Shares may be subject to legends or other restrictions as provided by the Committee in the Award Agreement or permitted under applicable law.

11.  WITHHOLDING TAXES.

11.1.  Withholding Generally.  Whenever Shares are to be issued in satisfaction of Awards granted under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state, local or foreign withholding tax requirements prior to the delivery of any Shares. If a payment in satisfaction of an Award is to be made in cash, the payment will be net of an amount sufficient to satisfy federal, state, local and foreign withholding tax requirements. In other circumstances triggering a withholding tax liability for the Company or any Subsidiary, the Participant shall be required to make adequate arrangements to satisfy such tax withholding obligation, whether out of the value of the Award or otherwise. The Company may provide for further details regarding a Participant’s satisfaction of any such withholding tax liability in the Award Agreements, which need not be the same for all Participants or for all Awards of a particular type.

11.2.  Stock Withholding.  When, under applicable tax laws, a Participant incurs tax liability in connection with the grant, issuance, modification, exercise, lapse of restrictions or vesting of any Award or other circumstances relating to any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may, in its sole discretion, allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of whole Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in accordance with the requirements established by the Committee and be in writing (including an electronic writing) in a form acceptable to the Committee.

12.  PRIVILEGES OF STOCK OWNERSHIP.  No Participant or Authorized Transferee will have any rights as a stockholder of the Company with respect to any Shares until the Shares are issued to the Participant or Authorized Transferee. After Shares are issued to the Participant or Authorized Transferee, the Participant or Authorized Transferee will be a stockholder and have all the rights of a stockholder with respect to the Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, however, that if the Shares are subject to any vesting requirements or similar restrictions, any new, additional or different securities the Participant or Authorized Transferee may become entitled to receive with respect to the Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company, as described in further detail in Section 2.2, as well as any dividends or distributions made with respect to such Shares, will be subject to the same restrictions as the Shares themselves.

13.  TRANSFERABILITY.  No Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process; provided, however that with the consent of the Committee, a Participant may transfer an Award other than an ISO to an Authorized Transferee. Transfers by the Participant for consideration are prohibited.

14.  CERTIFICATES.  All certificates for Shares or other securities delivered under the Plan (whether in physical or electronic form, as appropriate) will be subject to stock transfer orders, legends and other restrictions that the Committee deems necessary or advisable, including without limitation, restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or other public securities market on which the Shares may be listed.

15.  ESCROW.  To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other transfer instruments approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the

Company, to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.

16.  SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.  An Award shall not be effective unless the Award is in compliance with all applicable state, federal and foreign securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or other public securities market on which the Shares may then be listed, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver certificates for Shares under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) completion of any registration or other qualification of such shares under any state, federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state, federal or foreign securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.

17.  NO OBLIGATION TO EMPLOY.  Nothing in the Plan or any Award granted under the Plan shall confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate Participant’s employment or other relationship at any time, with or without cause.

18.  REPRICING PROHIBITED; EXCHANGE AND BUYOUT OF AWARDS.  The repricing of Options or SARs (i.e., the reduction of Exercise Price) is prohibited without prior stockholder approval. The Committee may, at any time or from time to time, authorize the Company, with prior stockholder approval, in the case of an exchange of Options or SARs, and the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Option or SAR previously granted with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant shall agree; provided, however, that in no event will an Option with an Exercise Price above the Fair Market Value at the time of such proposed buyout be repurchased without prior stockholder approval.

19.  CORPORATE TRANSACTIONS.

19.1.  Assumption or Replacement of Awards by Successor.  In the event of a Corporate Transaction, any or all outstanding Awards may be assumed or replaced by the successor, which assumption or replacement shall be binding on all Participants. In the alternative, the successor may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor may also issue, in place of outstanding Shares held by the Participant, substantially similar shares, other securities or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor, if any, refuses to assume, replace or substitute the Awards, as provided above, pursuant to a Corporate Transaction or if there is no successor due to a dissolution or liquidation of the Company, such Awards shall immediately vest as to 100% of the Shares subject thereto at such time and on such conditions as the Board shall determine and the Awards shall expire at the closing of the transaction or at the time of dissolution or liquidation. If a successor decides to assume, replace or substitute all then outstanding Awards, such successor shall not be required to treat all then outstanding Awards in the same fashion.

19.2.  Other Treatment of Awards.  Subject to any greater rights granted to Participants under Section 19.1, in the event of a Corporate Transaction, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation, acquisition, dissolution, liquidation or sale of assets.

19.3.  Assumption of Awards by the Company.  The Company, from time to time, also may substitute, replace or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that in the case of an option or stock appreciation right, the exercise price and the number and nature of Shares issuable upon exercise of such option or stock appreciation right will be adjusted appropriately in a manner not inconsistent with Section 424(a) of the Code), unless determined otherwise by the Committee. In the event the Company elects to grant a new Option or SAR rather than assuming an existing option, such new Option or SAR may be granted with a similarly adjusted Exercise Price.

20.  ADOPTION AND STOCKHOLDER APPROVAL.  This Amendment and Restatement of the Plan as set forth herein was approved by the Compensation and Organizational Development Committee on October 20, 2010, and shall became effective upon approval by stockholders of the Company on January 19, 2011, consistent with applicable laws.

21.  TERM OF PLAN.  The Plan will terminate on January 19, 2015, unless extended beyond such date by stockholder approval.

22.  AMENDMENT OR TERMINATION OF PLAN.  The Board may at any time terminate or amend the Plan in any respect, including without limitation, amendment of any Award Agreement or instrument to be executed pursuant to the Plan. Notwithstanding the foregoing, neither the Board nor the Committee shall, without the approval of the stockholders of the Company, amend the Plan in any manner, including reducing the exercise price of an Option or SAR, that requires such stockholder approval pursuant to the Code or the regulations promulgated thereunder or pursuant to the Exchange Act or any rule promulgated thereunder or pursuant to the listing requirements of the national securities market on which the Shares are listed. In addition, no amendment that would materially impair the rights of a Participant under an outstanding Award may be made without the consent of the Participant. Unless otherwise provided, an Award shall be governed by the version of the Plan in effect at the time such Award was granted.

23.  NONEXCLUSIVITY OF THE PLAN; UNFUNDED PLAN.  Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The Plan shall be unfunded and no Participant shall have any claim on any particular assets or securities of the Company or any Subsidiary. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

24.  NO LIABILITY OF COMPANY.  Neither the Company nor any parent or Subsidiary that is in existence or hereafter comes into existence shall be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

25.  GOVERNING LAW.  This Plan and any Award Agreement or other agreements or documents hereunder shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to the Plan or any Award Agreement will be brought in the state or federal courts of competent jurisdiction in Santa Clara County in the State of California.

26.  RECOUPMENT OF AWARDS.  In the event that the Company issues a restatement of its financial results after the distribution of Shares or cash upon settlement of an Award whose vesting was conditioned on the achievement of performance goals, which restatement decreases the level of achievement of the goals from the level(s) previously determined by the Committee, then the Participant will be required to deliver to the Company, within 30 days after receipt of written notification by the Company, an amount in cash or equivalent value in Shares (or a combination of the two) equal to the net proceeds realized by the Participant on the settlement of the Award and, if applicable, subsequent sale of any Shares that would not have vested or been issued based on the restated financial results. This Section 26 only will apply to a Participant if it is determined by the Committee in good faith that fraud or misconduct engaged in by the Participant (directly or indirectly) was a significant contributing factor to such restatement of financial results.

27.  DEFINITIONS.  As used in the Plan, the following terms shall have the following meanings:

(a) “Authorized Transferee” means the permissible recipient, as authorized by the Plan and the Committee, of an Award that is transferred during the Participant’s lifetime by the Participant by gift or domestic relations order. For purposes of this definition, a “permissible recipient” is: (i) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption; (ii) any person (other than a tenant or employee) sharing the Participant’s household; (iii) a trust in which the persons in (i) or (ii) have more than fifty percent of the beneficial interest; (iv) a foundation in which the persons in (i) or (ii) or the Participant control the management of assets; or (v) any other entity in which the person in (i) or (ii) or the Participant own more than fifty percent of the voting interests.

(b) “Award” means any award under the Plan, including any Option, Stock Appreciation Right, Restricted Stock Award, or Restricted Stock Unit.

(c) “Award Agreement” means, with respect to each Award, the written agreement delivered by the Company to the Participant setting forth the terms and conditions of the Award (including but not limited to a Stock Option Agreement).

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f) “Committee” means the Compensation and Organizational Development Committee of the Board, or such other committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board; provided, however, that (i) for purposes of establishing performance goals and certifying the achievement of such performance goals with respect to any Award intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, “Committee” may mean a subcommittee of the Compensation and Organizational Development Committee of the Board comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code; (ii) for purposes of granting any Award intended to be exempt from the application of Section 16b of the Exchange Act through complying with the requirements of Rule 16b-3 of the Exchange Act, “Committee” may mean a subcommittee of the Compensation and Organizational Development Committee of the Board comprised solely of two or more “non-employee directors” within the meaning of Section 16 and Rule 16b-3 of the Exchange Act; and (iii) for any purposes required under the NASDAQ Marketplace Rules, “Committee” may mean a subcommittee of the Compensation and Organizational Development Committee of the Board that satisfies Rule 5605(d) under the NASDAQ Marketplace Rules.

(g) “Company” means Intuit Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(h) “Corporate Transaction” means (a) a merger, consolidation or similar transaction in which the Company is not the surviving entity (other than a merger, consolidation or similar transaction with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company and the Awards granted under the Plan are assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants), (b) a dissolution or liquidation of the Company, (c) the sale, exchange, lease or other transfer of all or substantially all of the assets of the Company, (d) a merger or similar transaction in which the Company is the survivor but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that is a party to such merger or other transaction, or that controls an entity that is a party to such merger or other transaction) cease to own their shares or other equity interest in the Company; or (e) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code whereafter control of the Company is held by a person or group of related persons who did not control the Company immediately prior to the occurrence of such transaction.

(i) “Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Intuit; provided, however, that for purposes of determining the post-termination exercise period of ISOs, “Disability” shall have the definition set forth under Section 22(e)(3) of the Code.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(k) “Exercise Price” means the price at which a Participant who holds an Option or SAR may purchase the Shares issuable upon exercise of the Option or SAR.

(l) “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(i) if such Common Stock is then quoted on the NASDAQ Global Market, its closing price on the NASDAQ Global Market on such date or if such date is not a trading date, the closing price on the NASDAQ Global Market on the last trading date that precedes such date;

(ii) if such Common Stock is publicly traded and is then listed on a national securities exchange, the last reported sale price on such date or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

(iii) if such Common Stock is publicly traded but is not quoted on the NASDAQ Global Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported by The Wall Street Journal, for the over-the-counter market; or

(iv) if none of the foregoing is applicable, by the Board of Directors in good faith.

(m) “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

(n) “ISO” means an Incentive Stock Option within the meaning of Section 422 of the Code.

(o) “NASD Dealer” means a broker-dealer that is a member of the National Association of Securities Dealers, Inc.

(p) “NQSO” means a nonqualified stock option that does not qualify as an ISO.

(q) “Option” means an Award pursuant to Section 5 of the Plan.

(r) “Non-Employee Director” means a member of the Company’s Board of Directors who is not a current employee of the Company or any Subsidiary.

(s) “Participant” means a person who receives an Award under the Plan.

(t) “Plan” means this Intuit Inc. Amended and Restated 2005 Equity Incentive Plan, as amended from time to time.

(u) “Prospectus” means the prospectus relating to the Plan, as amended from time to time, that is prepared by the Company and delivered or made available to Participants pursuant to the requirements of the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

(v) “Restricted Stock Award” means an award of Shares pursuant to Section 7 of the Plan.

(w) “Restricted Stock Unit” means an Award granted pursuant to Section 8 of the Plan.

(x) “SEC” means the Securities and Exchange Commission.

(y) “Shares” means shares of the Company’s Common Stock $0.01 par value per share, and any successor security.

(z) “Stock Appreciation Right” means an Award granted pursuant to Section 6 of the Plan.

(aa) “Stock Option Agreement” means the agreement which evidences an Option.

(bb) “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of granting of the Award, each of the entities other than the last entity in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of voting securities in one of the other entities in such chain.

(cc) “Ten Percent Stockholder” means any person who directly or by attribution owns more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

(dd) “Termination” or “Terminated” means, for purposes of the Plan with respect to a Participant, that the Participant has ceased to provide services as an employee, director, consultant, independent contractor or adviser, to the Company or a parent or Subsidiary; provided that a Participant shall not be deemed to be Terminated if the Participant is on a leave of absence approved by the Committee or by an officer of the Company designated by the Committee; and provided further, that during any approved leave of absence, vesting of Awards shall be suspended or continue in accordance with guidelines established from time to time by the Committee. Subject to the foregoing, the Committee shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).